Exhibit 3.1
RENTECH, INC.
ARTICLES OF AMENDMENT
TO THE AMENDED AND RESTATED ARTICLES OF INCORPORATION
RENTECH, INC.
     RENTECH, INC., a Colorado corporation, having its principal office at 10877 Wilshire Blvd., Suite 710, Los Angeles, California 90024 (hereinafter referred to as the “Corporation”) hereby certifies to the Secretary of State of Colorado that:
     FIRST : The Amended and Restated Articles of Incorporation of Rentech, Inc. was filed with the Secretary of State of Colorado on April 29, 2005 (the “Articles”).
     SECOND: The Corporation desires to amend its Articles in accordance with Section 7-110-106 of the Colorado Business Corporation Act, as currently in effect, as hereinafter provided.
     THIRD : The Articles of the Corporation are hereby amended by striking the last sentence of Article Ten in its entirety, and therefore the Article Ten as so amended reads in its entirety as follows:
“ARTICLE TEN
MEETINGS OF SHAREHOLDERS
Meetings of shareholders of the Corporation shall be held at such place within or without the State of Colorado and at such times as may be prescribed in the Bylaws of the Corporation. Special meetings of the shareholders of the Corporation may be called by the President of the Corporation, the Board of Directors, or by the record holder or holders of at least a majority of the voting power of the then outstanding shares of capital stock entitled to vote in the meeting. At the meeting of the shareholders, except to the extent otherwise provided by the Bylaws or by law, a quorum shall consist of not less than a majority of the voting power of the shares of capital stock then outstanding entitled to vote in the election of directors, voting together as a single class.”
     FOURTH: The amendment was adopted, subject to approval by the stockholders of the Corporation, by the Board of Directors of the Corporation, pursuant to and in accordance Section 7-110-103 at a meeting held on February 13, 2008.
     FIFTH: Thereafter, pursuant to a resolution of the Board of Directors, the amendment was submitted to, and was duly adopted by, the shareholders of the Corporation on April 18, 2008, pursuant to and in accordance with Section 7-110-103 of the Colorado Business Corporation Act.